Exhibit 99.1

EARNINGS RELEASE

For Immediate Release

Contact: Joseph Espeso (203) 853-0700

BOLT TECHNOLOGY REPORTS THIRD QUARTER RESULTS

NORWALK, CT., April 27, 2005 – Bolt Technology Corporation (AMEX:BTJ) today announced financial results for the third quarter and the first nine months of fiscal year 2005.

Sales for the third quarter of fiscal 2005, the three months ended March 31, 2005, increased 40% to $5,115,000 compared to $3,661,000 for the third quarter of fiscal 2004 and net income for the quarter increased 144% to $483,000 or $0.09 per diluted share, compared to $198,000 or $0.04 per diluted share in last year’s third quarter.

For the nine months ended March 31, 2005, sales increased 24% to $13,421,000 compared to $10,828,000 last year. Net income for the nine months ended March 31, 2005 increased 27% to $971,000 or $0.18 per diluted share, compared to $764,000 or $0.14 per diluted share last year.

Raymond M. Soto, Bolt’s Chairman, President and CEO, commented, “The increase in our third quarter results reflects the continuing improvement in the business climate of the world-wide marine seismic exploration industry. Our customers have reported strong demand for offshore seismic services and the demand for our products has similarly increased. Based on our scheduled shipments for the fourth quarter, including the $2,000,000 order from the China Petroleum Materials and Equipment Corporation which we commented on last quarter, we believe that fiscal 2005 will be a strong year for our Company.”

Mr. Soto added, “During the third quarter, we exercised our option to purchase the property in Cypress, Texas where our subsidiary, A-G Geophysical Products, is located. The property consists of approximately five acres and a 30,000 sq. ft. building which was constructed in 1997. The purchase price of $1,000,000 was funded from existing cash balances.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of seismic energy sources and underwater connectors used in the offshore seismic exploration for oil and gas. Bolt also designs and sells precision miniature industrial clutches, brakes and electric motors.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” and similar expressions are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, risks associated with decreased demand for the Company’s products due to fluctuation in energy industry activity, reliance on certain significant customers, significant amount of foreign sales and other risks detailed in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those currently anticipated.

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004
Sales	$5,115,000	$3,661,000	$13,421,000	$10,828,000
Costs and expenses	4,417,000	3,343,000	11,934,000	9,650,000

Income before income taxes	698,000	318,000	1,487,000	1,178,000
Provision for income taxes	215,000	120,000	516,000	414,000

Net income	$483,000	$198,000	$971,000	$764,000

Earnings per share	$0.09	$0.04	$0.18	$0.14
Average diluted shares outstanding	5,565,000	5,493,000	5,522,000	5,485,000

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,
	2005	2004
Assets
Current Assets
Cash and cash equivalents	$3,364,000	$2,411,000
Accounts receivable	2,928,000	2,196,000
Inventories	5,246,000	5,486,000
Other	589,000	605,000

	12,127,000	10,698,000

Property and Equipment	1,731,000	784,000
Goodwill	11,052,000	11,095,000
Other	98,000	82,000

	$25,008,000	$22,659,000

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$1,014,000	$550,000
Other	1,467,000	793,000

	2,481,000	1,343,000

Deferred Income Taxes	140,000	13,000

Total liabilities	2,621,000	1,356,000

Stockholders’ Equity	22,387,000	21,303,000

	$25,008,000	$22,659,000

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